Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation of our report dated June 11, 2008 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of American Science and Engineering, Inc. for the year ended March 31, 2008 included in this form 10-K into the Company’s previously filed Registration Statements on Form S-8 (Nos. 333-05797,  333-13259, 333-27929, 333-69717, 333-91801, 333-53842, 333-102338, 333-117843, 333-117844, and 333-129851) and Form S-3 (Nos. 033-61903, 333-09151 and 333-89836).

/s/ Vitale, Caturano, and Company, Ltd.
Boston, MA
June 11, 2008